YOSHIHARU
JAPANESE RAMEN

Yoshiharu Global Co.
6940 Beach Blvd., Suite D-705
Buena Park, CA 90621

November 21, 2023

Jihyuck Hwang
9548 Chandler Springs Avenue
Las Vegas, NV 89148

RE: EMPLOYMENT OFFER LETTER

Dear Mr. Hwang,

Yoshiharu Global Co., a Delaware corporation (the "Company") is pleased to offer you the position of Managing Director of Yoshiharu LV (the "LV"). This letter sets out the terms and conditions of your employment with the Company.

1. Position and Duties

As the Managing Director of LV, you will be responsible for the overall strategic direction and management of LV, reporting directly to the CEO of the Company. Your duties will include, but not be limited to the following:

- Setting the strategic vision and direction for LV
- Developing and implementing operational plans and budgets
- Overseeing all business activities of LV
- Building and maintaining relationships with customers, suppliers, and stakeholders
- Leading and managing LV's managers and employees

2. Compensation

Your compensation package for this role will consist of the following:

- An annual base salary of $ 180,000 and will be paid from LV in accordance with the Company and LV's payroll practices.
- Performance bonus following the table below:

Amount over Target EBITDA*	Bonus
Current year EBITDA**	Restricted Stock Units ("RSU") worth $20,000***
Exceeding $100,000 - $300,000	Restricted Stock Units ("RSU") worth $80,000***
$300,001 -	Restricted Stock Units ("RSU") worth $100,000***

* EBITDA represents the net income before depreciation, income tax, interest expense and non-recurring one time income/expenses.
** Represents the total EBITDA of 11 month actual of calendar year 2023 and one month (December 2023) prorated EBITDA based on the preceding 11 months, and the shall be not less than the sum of 2022 EBITDA total of Jjanga and HJH.
*** The Buyer grants from $56,000 to $100,000 worth of shares of RSU at the end of 12-month term of the offer letter which will be vested immediately, and can be sold after one year. The number of shares will be based on the 5-business day average closing prices prior to the 12-month term end. Other detailed terms and conditions of the RSU will be in compliance with the Buyer's RSU program.

By acceptance of the terms and conditions of this letter, you hereby confirm that you have had an opportunity to review the Company's incentive plan pursuant to which the RSUs shall be issued, and have consulted with your tax advisors with respect to the tax consequences of being issued such RSUs.

3. Term and Termination

Your employment with the Company will be for an initial term of 3 years, beginning immediately after the closing date, subject to extension or early termination as provided below. Either party may terminate your employment with or without cause upon 60 days written notice to the other party. If your employment is terminated with or without cause, you are not entitled to receive a severance package.

4. Governing Law and Dispute Resolution

This agreement will be governed by and construed in accordance with the laws of the State of California. Any disputes arising out of or relating to this agreement will be resolved by arbitration in accordance with the rules of the American Arbitration Association.

Please indicate your acceptance of this offer by signing below and returning a copy to the Company.

Sincerely,

James Chae
President & CEO

I, Jihyuck Hwang, accept the terms and conditions of employment as set forth in this letter.

ACCEPTED AND AGREED TO
THIS [Closing Date] DAY OF **November 2023**.

Signature: ______________________ Date: 11/20/2023